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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Herbst, Harold R.
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(Last) (First) (Middle)

1875 Lawrence St., Ste. 1100
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(Street)

Denver, CO  80202
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(City) (State) (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

02/27/01
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

InfoNow Corporation    INOW
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


                             Chief Financial Officer
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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

 X    Form filed by One Reporting Person
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      Form filed by More than One Reporting Person
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

FORM 3 (continued)


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                                     Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)


FORM 3 (continued)

====================================================================================================================================
                                    Table II -- Derivative Securities Beneficially Owned
                                (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                              Amount           sion or        Direct      6. Nature of
                            -------------------                           or               Exercise       (D) or         Indirect
                            Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Security        Exer-      tion                               of               Derivative     (I)            Ownership
   (Instr. 4)               cisable    Date        Title                  Shares           Security       (Instr.5)      (Instr. 5)
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
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Option (Right to buy)       See Note    02/22/06   Common Stock           225,000          $1.47           D
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
Explanation of Responses:

Note: 7/36th of the total shares are exercisable on September 22, 2001, 1/36th of the total shares exercisable on the 22nd of each month thereafter, provided as of each such date optionee is an employee of the company.



           /s/ Harold R. Herbst                                  3/1/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.